EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY
August 3, 2004

IAC REPORTS Q2 2004 RESULTS

IAC/InterActiveCorp (NASDAQ: IACI) reported Q2 2004 results today.  Revenue was $1.5 billion, operating income decreased 1% to $110 million, net income decreased 25% to $70 million, and GAAP Diluted EPS decreased to $0.09 from $0.16.  2004 GAAP results were impacted by increased amortization of non-cash expenses and increased shares outstanding related to the buy-ins of IAC’s formerly public subsidiaries.

Operating Income Before Amortization grew by 23% to $250 million.  Adjusted Net Income grew 24% to $174 million and Adjusted EPS was $0.22 versus $0.18 in the prior year.  Please see page 16 for definitions of non-GAAP measures.

IAC Travel (“IACT”) increased revenue on a comparable net basis by 34% to $556 million, operating income by 46% to $129 million and Operating Income Before Amortization by 29% to $171 million (see page 2 for an explanation of comparable net revenue and reported revenue).  HSN U.S. grew revenue, operating income and Operating Income Before Amortization by 8%, 2% and 4%, respectively.  Ticketing grew revenue, operating income and Operating Income Before Amortization by 4%, 43% and 29%, respectively, despite relative weakness in industry-wide concert sales.

IAC repurchased 8.1 million shares during Q2.

Q2 SUMMARY RESULTS

$ in millions, except per share

	Q2 2004	Q2 2003	Growth

Revenue on a comparable net basis (see page 2 for explanation)	$1,501	$1,286	17%
Revenue	$1,501	$1,527	-2%
Operating income	$110	$112	-1%
Operating Income Before Amortization	$250	$203	23%
Net Income	$70	$93	-25%
GAAP Diluted EPS	$0.09	$0.16	-41%
Adjusted Net Income	$174	$141	24%
Adjusted EPS	$0.22	$0.18	22%

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

Table of Contents:

Segment Results

Discussion of Financial and Operating Results

Outlook

Segment Operating Metrics

Operating Highlights

GAAP Financial Statements

Dilutive Securities and Liquidity and Capital Resources

Reconciliations of GAAP to Non-GAAP Measures

Footnotes and Definitions

Explanation of Comparable Net Revenue and Reported Revenue:  As part of the integration of IACT’s businesses, Hotels.com conformed its merchant hotel business practices with those of the other IACT businesses.  As a result, beginning January 1, 2004, IAC commenced prospectively reporting revenue for Hotels.com on a net basis, consistent with Expedia’s historical practice.  Accordingly, we are including prior year results as though Hotels.com had reported revenue on a net basis for purposes of better comparability.  There was no impact to operating income or Operating Income Before Amortization from the change in reporting.

Information Regarding Non-GAAP Measures:  For definitions of non-GAAP measures, please see page 16 of this release.  For IAC’s Principles of Financial Reporting, a detailed explanation of why we believe these non-GAAP measures are useful to investors and management, please refer to IAC’s website at www.iac.com/investor_relations/public.documents.html.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT RESULTS

Segment results for the second quarter ended June 30 were as follows ($ in millions):

	Q2 2004	Q2 2003	Growth
REVENUE
IAC Travel (on a comparable net basis)	$555.5	$413.2	34%
Electronic Retailing	546.2	527.1	4%
Ticketing	195.1	187.5	4%
Personals	48.5	48.2	1%
IAC Local and Media Services	51.5	45.2	14%
Financial Services and Real Estate	44.6	—	NM
Teleservices	72.5	69.5	4%
Intersegment elimination	(12.8)	(4.4)	-189%
Total	$1,501.2	$1,286.3	17%

As reported:
IAC Travel	555.5	653.4	-15%
Total	$1,501.2	$1,526.5	-2%

OPERATING INCOME
IAC Travel	$129.3	$88.7	46%
Electronic Retailing	33.0	34.1	-3%
Ticketing	40.5	28.2	43%
Personals	7.8	7.6	2%
IAC Local and Media Services	(27.8)	(19.2)	-44%
Financial Services and Real Estate	(1.2)	—	NM
Teleservices	4.2	1.7	151%
Corporate and other	(75.8)	(29.3)	-158%
Total	$110.1	$111.8	-1%

OPERATING INCOME BEFORE AMORTIZATION
IAC Travel	$170.6	$132.5	29%
Electronic Retailing	46.6	46.6	0%
Ticketing	46.7	36.1	29%
Personals	9.5	10.2	-7%
IAC Local and Media Services	(12.0)	(4.3)	-178%
Financial Services and Real Estate	5.6	—	NM
Teleservices	4.2	1.7	151%
Corporate and other	(21.1)	(19.9)	-6%
Total	$250.1	$202.9	23%

Please see page 14 for further segment detail and reconciliations of Operating Income Before Amortization to the comparable GAAP measure.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

IAC TRAVEL

IACT grew comparable net revenue by 34% to $555.5 million over the prior year, primarily driven by the worldwide merchant hotel business, increased consumer demand for packages, and the inclusion of recent acquisitions, most notably Hotwire.  Packages revenue was $111 million during Q2, up 45% over the prior year.

Merchant hotel revenue increased 32% over the prior year on a comparable net basis, despite the termination of the Travelocity affiliate relationship in September 2003, which represented 3% of IACT revenues on a comparable net basis in Q2 2003.  Revenue per room night increased 5% over the prior year, due primarily to industry-wide increases in average daily room rates.  Worldwide merchant hotel room nights, including room nights sold in packages, increased 25% year over year, driven by continued growth from our U.S. businesses, strong demand from our international websites, expanded supply in international markets, growth in our private label business and the inclusion of Hotwire in Q2 results.  IACT’s U.S. merchant hotel business continues to experience competition from other third party distributors, promotion by hotel chains of their own direct sites, and a more challenging supply environment resulting from recent increases in hotel occupancy rates.  We believe these factors have resulted, and may continue to result, in slower growth rates in domestic merchant hotel bookings.

International revenue increased 73% over the prior year, or 62% on a local currency basis, driven primarily by the UK and German websites as well as the inclusion of Anyway.com in 2004 results.  IACT remains the leading online travel provider in Europe and continues to expand its footprint with the June launches of Expedia sites in France and Italy.  In July, IACT announced that it will enter into the Asia Pacific region with its minority investment in eLong, Inc., a leading privately held online travel provider in China.  Barney Harford, formerly senior vice president of air, car and private label for Expedia, Inc., has been appointed President, IAC Travel – Asia Pacific to lead IACT’s latest international expansion efforts.

Operating income and Operating Income Before Amortization grew 46% and 29% respectively, over the prior year.  These results were primarily driven by the revenue increase as discussed above and higher margins at Interval, partially offset by higher worldwide selling and marketing expense including increased spending for several growth initiatives which include Expedia’s international business, Expedia Corporate Travel (“ECT”) and Classic Custom Vacations’ new consumer direct website.  The reversal of $6.4 million of expenses associated with the resolution of a contractual dispute also positively impacted results.

IACT appointed Steven McArthur as its new President – Expedia, North America and Chris Bellairs as CFO, IAC Travel.  McArthur takes on responsibilities previously held by Erik Blachford, who, since being appointed CEO of IACT in September 2003, has been serving in this joint capacity.

ELECTRONIC RETAILING

HSN U.S. increased revenue by 8% to $438.2 million from $404.4 million, operating income by 2% to $28.3 million from $27.7 million and Operating Income Before Amortization by 4% to $41.6 million from $39.8 million.  The revenue increase was driven primarily by an increase in average price per unit and lower overall return rates, partially offset by a slight decrease in the number of units sold.  HSN also improved its household television distribution, increasing full time equivalent homes by 5.2% to 73.4 million.  In addition, HSN.com grew revenue by 20% over the prior year.

HSN gross profit margins declined 60 basis points to 38.0%, primarily as a result of increased fulfillment costs and a shift in product mix.  Operating margins declined, mainly as a result of increased customer service costs including HSN’s new distribution facility, the infomercial and catalog businesses, and higher cable distribution fees.  HSN expects year-over-year revenue growth rates to improve in Q3 and Q4 as compared to Q2, with Q3 operating margins being similar to Q2 and improving in Q4.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

HSN International revenue decreased 12%, operating income decreased 27% and Operating Income Before Amortization decreased 26%.  In local currency, revenue decreased 17%.  As expected, this segment continues to experience increased competition at both Euvia and HSN Germany, and weakness in the Wellness category at HSN Germany.

TICKETING

Ticketmaster grew Operating Income Before Amortization by 29% over the prior year to $46.7 million, with operating income up 43% to $40.5 million.  Revenue growth was driven by increased revenue per ticket from higher convenience and processing fees and favorable exchange rates from foreign markets. Operating margins expanded, even in a challenging environment for the concert industry, due to higher revenue, and increased operating and distribution efficiencies.  Top event ticket onsales in the U.S. included Kenny Chesney, Prince, Van Halen and Ringling Bros. and Barnum & Bailey Circus.  International revenue was up 15% over the prior year, or 7% on a local currency basis.

The number of tickets sold declined from the prior year due to the overall weakness of concert ticket sales in 2004 compared to a strong concert season in 2003.   Cancellations by popular acts such as Britney Spears, Christina Aguilera and Lollapalooza had a negative impact on ticket sales in 2004 and together with fewer stadium shows in 2004 and overall softness in the concert market, led to lower overall sales during the quarter.  The company does not foresee significant improvement in the concert environment for the remainder of 2004.  In addition, Ticketmaster could be negatively impacted by a potential NHL strike.

PERSONALS

Personals revenue was flat, on a 16% increase in paid subscribers which was offset by a decrease in the average monthly pricing due to the introduction in Q2 2003 of lower monthly pricing for long-term subscriptions and an increase in long-term subscriptions as a percentage of total subscriptions.  Paid subscribers were down slightly sequentially due to seasonality.  Repeat subscribers continue to contribute strongly to performance.  The international business excluding uDate was a significant growth driver, with subscriber growth of 90% over the prior year.  Operating Income Before Amortization declined 7% due primarily to higher product development costs, increased spending on international operations and Match.com’s new domestic ad campaign that was launched in June.  The company expects revenue in Q3 and Q4 to be higher than Q2 driven by growth in paid subscribers, although Q3 operating margins are expected to be adversely impacted by expenses associated with the new marketing campaign.

IAC LOCAL AND MEDIA SERVICES

Revenue growth in IAC Local and Media Services was primarily due to the inclusion of TripAdvisor as of its acquisition date of April 28, 2004, partially offset by decreased revenues at EPI and Citysearch.  EPI’s new initiatives are showing continued strength, with internet sales up 61% over the prior year.  However, results at EPI were down, as anticipated, due primarily to the sale of its Australian operations, which contributed $7.8 million in revenue and $5.6 million in operating income and Operating Income Before Amortization in Q2 2003, and higher operating expenses related in part to investments in its online channel and other initiatives.  Citysearch’s Pay-for-Performance business showed positive momentum, with revenue up 21% sequentially, and 8.1 million unique users in June, up 34% over the prior year.

FINANCIAL SERVICES AND REAL ESTATE

Revenue at LendingTree was flat as compared to the prior year, due primarily to a 44% decrease in revenue from refinance mortgages, offset by revenue growth from purchase mortgages, closed real estate transactions, and home equity loans of 83%, 55% and 16%, respectively.  As expected, a rising interest rate environment has caused a shift towards lending products other than refinance mortgages.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

While industry-wide refinancing originations decreased 45% over the prior year, purchase mortgage originations increased 22%.  LendingTree gained share in the purchase mortgage segment, with closed purchase mortgages growing 61%.

LendingTree’s key metrics, lending transmit and close rates, reached record highs in Q2, as the challenging environment continued to cause lenders to compete more aggressively for LendingTree’s consumer demand.  In addition, LendingTree is focusing on taking advantage of the natural relationships between its various products and is cross-marketing purchase mortgages and real estate transactions.  Results for the prior year were not included in IAC’s Q2 2003 results as the acquisition closed on August 8, 2003.

TELESERVICES

PRC increased revenues and expanded margins, benefiting from continued reductions in depreciation expense and fixed costs in Q2 versus the prior year.  The revenue increase was driven mainly by organic growth, including an earlier than anticipated ramp up in clients’ seasonal volume, and new business.  The industry and PRC continue to face significant pricing pressure and competition. Consistent with anticipated industry and client seasonal trends, PRC still expects margin improvement for the full year despite the recent reductions in volume from certain important customers.

OTHER

In Q2 2004, IAC recognized non-cash compensation expense of $44 million in connection with IAC’s mergers with its formerly publicly traded subsidiaries, which were completed in 2003.

In Q2 2004, the tax rate for continuing operations was 39% and the tax rate for adjusted net income was 37%.  The 2004 tax rate is higher than the federal statutory tax rate of 35% due principally to state income taxes. The tax rate has also been negatively impacted by amortization that is not deductible for income tax purposes, but which has been partially offset by tax-exempt interest income.

OUTLOOK

IAC forecasts full year 2004 Operating Income Before Amortization of approximately $1 billion, the low end of our original range of $1.0 to $1.2 billion, and expects operating income of approximately $430 million.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

SEGMENT OPERATING METRICS

	Q2 2004	Q2 2003	Growth
IAC TRAVEL
Gross Bookings By Geography (mm):
Domestic	$2,831	$2,254	26%
International	560	326	72%
Total	$3,390	$2,580	31%

Net Revenue By Geography (mm): (a)
Domestic	$466	$362	29%
International	89	52	73%
Total	$556	$413	34%

Gross Bookings by Brand (mm):
Expedia	$2,636	$2,046	29%
Hotels.com	470	403	16%
Other	285	131	117%
Total	$3,390	$2,580	31%

Gross Bookings by Agency / Merchant (mm):
Agency	$1,928	$1,496	29%
Merchant	1,462	1,084	35%
Total	$3,390	$2,580	31%

Packages revenue (mm)	$111	$77	45%
Number of transactions (mm)	8.5	6.7	27%
Merchant hotel room nights (mm) (b)	8.3	6.6	25%
INTERVAL:
Members (000s)	1,651	1,547	7%
Confirmations (000s)	211	202	5%
Share of confirmations online	17.5%	12.3%

HSN - U.S. (Households as of end of period)
Units Shipped (mm)	9.5	9.8	-3%
Gross Profit %	38.0%	38.6%
Return Rate	16.9%	18.3%
Average price point	$50.22	$45.30	11%
Product mix:
Home Hard Goods	25%	24%
Home Fashions	13%	12%
Jewelry	22%	25%
Health / Beauty	28%	25%
Apparel / Accessories	12%	14%
HSN total homes (mm)	84.1	79.2	6%
HSN FTEs (mm)	73.4	69.8	5%
HSN.com % of Sales	15%	14%

TICKETING
Number of tickets sold (mm)	23.3	24.1	-3%
Gross value of tickets sold (mm)	$1,270	$1,199	6%

PERSONALS
Paid Subscribers (000s)	997.6	857.5	16%

FINANCIAL SERVICES & REAL ESTATE
Loan/Real Estate Requests transmitted:
Number (000s)	597.6	733.6	-19%
Volume of Requests (bn)	$60.8	$78.9	-23%
Loan/Real Estate Transactions closed in Quarter:
Number	73.0	83.9	-13%
Volume of Transactions Closed (bn)	$8.5	$10.2	-16%
Transmit Rate (c)	78.2%	65.4%
Static Pool Close Rate (d)	15.4%	14.2%
Number of Lenders	229	212	8%
Number of Realty Agencies	751	659	14%

Note:  rounding differences may exist.

(a)      Represents revenue as if Hotels.com revenue was presented on a net basis in 2003.

(b)     Merchant room nights are reported as stayed for Expedia and Hotels.com, and booked for Hotwire.

(c)      Transmit rate is the percentage of completed loan and real estate qualification forms that were successfully transmitted to at least one lender or real estate broker.

(d)     The static pool close rate for loans and real estate transactions incorporates the average time lag between the submission of a consumer request (a “QF”) and the closure of a transaction.  It represents the closure rate of approved QFs from a static pool of requests submitted in the most recent quarter with a complete closure cycle.  A complete closure cycle is considered to be after 180, 120, 90, 60, and 30 days from the month in which a real estate, mortgage, home equity, auto/personal, and credit card QF, respectively, was submitted.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

OPERATING HIGHLIGHTS

•                       IAC announced its agreement to purchase ServiceMagic, Inc., the nation’s leading online home services marketplace.  ServiceMagic connects homeowners with prescreened and customer-rated residential contractors, real estate professionals and lenders.   During Q2, ServiceMagic’s consumer service requests were up 84% over the prior year, and the company facilitated over half a million requests worth over $1.75 billion in consumer spending.  The transaction is expected to close in Q3 2004.

•                       IACT improved its hotel ratings system, giving users more detailed ratings.  Up to 12 data points are now aggregated into a single rating, including customer service feedback, objective third party ratings, and press reviews on properties.

•                       Expedia rolled out improvements to its website to provide users with a tremendous amount of in-depth information to help them make informed decisions about their travel, including enhanced hotel content with larger pictures, descriptions, and diagrams, detailed vehicle information, and a savings calculator.

•                       ECT announced a new type of merchant hotel inventory for its 1500+ account roster.  These properties feature competitive rates, often with business focused amenities and cancellation flexibility.  ECT also announced it now offers its own branded MasterCard® business charge and credit cards to its customers, helping companies and their travelers save money and control expenses for business travel purchases.

•                       HSN.com increased its active customer count by 20%, grew its autoship business 38% led by Andrew Lessman vitamins and the State Quarter Coins program, and continues to enhance the customer experience by improving the checkout process by reducing order times.

•                       Ticketmaster acquired BiljettDirekt Ticnet AB (“BDT”), a live event and local rail and ferry ticketing company in Sweden.  With the acquisition of BDT, Ticketmaster’s European ticketing operations now include England, Scotland, Ireland, Norway, Denmark, The Netherlands and Sweden.

•                       Ticketmaster continues to expand its online initiatives.  The company sent over 140 million ticket alerts during Q2 and announced the Anaheim Angels teamExchange to give season seat holders the ability to sell their unused tickets, opening up previously unavailable premium seats to the public.

•                       Ticketmaster is exploring new initiatives that are complementary to ticket sales.  The company offered live recordings to consumers purchasing tickets for The Dead, and in connection with The Cure’s concert offered ticket buyers the option to purchase a CD with the transaction.

•                       Match.com introduced several new product features, such as Intuitive Profile Flow (“IPF”), which takes the user through a path of registration, completion of basic profile, completion of the personality test, uploading of photos and finally the completion of the physical attraction test.  A new and improved home page supports the IPF.  Match.com also introduced a one-click re-subscription option, which the company believes is helping to boost re-subscription rates.

•                       Citysearch and Ask Jeeves, Inc. announced a partnership agreement whereby Ask Jeeves will license Citysearch’s local content and business data to help power SmartSearchTM results for local searches on Ask.com, which has over 20 million unique users per month.  The companies expect to launch the first local SmartSearchTM results and features on Ask.com before the end of September.

•                       Citysearch launched a new look to its homepage with increased emphasis on its Yellow Pages, re-launched its “Hotels” category, featuring the new Dealsearch product through a partnership with TripAdvisor, and its “Movies” category, with improved search by category and genre features. Additionally, the Best of Citysearch and the Best Restaurant Giveaway Ever programs launched, and 1.6 million people visited the polls to vote for their favorite places.

•                       TripAdvisor added a new restaurant section to its site, gathering online articles, guidebooks and web postings for 40,000 restaurant listings.  TripAdvisor also expanded its geographic coverage by adding Asia, Africa and the Middle East to its worldwide travel destinations.  TripAdvisor is the 9th most popular travel site on the web, with 10 million worldwide unique users in June.

•                       Evite teamed up with Ticketmaster, Ticketweb, Museumtix, Matchlive.com, and Active.com to expand its local event offering with the launch of Evite 2.0.  In addition to user-supplied events, Evite now offers nearly 50,000 local events and also features venue-based event listings, a rating system for users, an enhanced recommendation technology, and an improved user interface.

•                       LendingTree expanded home listings on its RealEstate.com website during the quarter to more than 500,000 homes.  RealEstate.com was re-launched during the first quarter with an updated, easier-to-understand navigation and enhanced functionality, including home listings, valuable rebate offerings, home loan products and home valuation services.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Service revenue	$918,150	$962,489	$1,774,642	$1,817,824
Product sales	583,002	564,022	1,197,247	1,095,421
Net revenue	1,501,152	1,526,511	2,971,889	2,913,245
Cost of sales-service revenue	336,675	521,028	666,153	988,538
Cost of sales-product sales	337,306	318,628	704,246	638,000
Gross profit	827,171	686,855	1,601,490	1,286,707
Selling and marketing	300,780	222,860	610,200	412,213
General and administrative	181,202	168,297	355,586	322,969
Other	34,770	33,407	67,407	59,214
Amortization of cable distribution fees	18,028	16,604	35,792	31,930
Amortization of non-cash distribution and marketing expense	4,733	12,726	11,072	23,215
Amortization of non-cash compensation expense	55,342	14,431	124,310	24,642
Amortization of intangibles	79,931	55,558	159,648	107,714
Depreciation	43,072	41,697	85,583	83,859
Restructuring costs	(801)	1,092	(801)	(325)
Merger costs	—	8,429	—	10,525
Operating income	110,114	111,754	152,693	210,751
Other income (expense):
Interest income	48,386	44,526	93,795	84,356
Interest expense	(20,784)	(22,340)	(41,539)	(46,618)
Equity in income (losses) of VUE	11,038	4,258	10,686	(239,018)
Equity in income (losses) in unconsolidated subsidiaries and other expenses	5,207	(171)	12,735	(2,050)
Total other income (expense), net	43,847	26,273	75,677	(203,330)

Earnings from continuing operations before income taxes and minority interest	153,961	138,027	228,370	7,421
Income tax (expense) benefit	(59,526)	(51,683)	(88,749)	2,491
Minority interest	(2,871)	(28,415)	(4,267)	(54,142)
Earnings (loss) from continuing operations	91,564	57,929	135,354	(44,230)
Discontinued operations, net of tax	(18,368)	38,265	(20,631)	33,628
Earnings (loss) before preferred dividend	73,196	96,194	114,723	(10,602)
Preferred dividend	(3,262)	(3,264)	(6,526)	(6,528)
Net income (loss) available to common shareholders	$69,934	$92,930	$108,197	$(17,130)

Income (loss) per share:
Basic earnings (loss) per share from continuing operations	$0.13	$0.10	$0.18	$(0.10)
Diluted earnings (loss) per share from continuing operations	$0.12	$0.09	$0.17	$(0.11)

Basic earnings (loss) per share	$0.10	$0.17	$0.16	$(0.03)
Diluted earnings (loss) per share	$0.09	$0.16	$0.14	$(0.04)

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

(unaudited; $ in thousands)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,211,739	$899,062
Restricted cash equivalents	31,766	31,356
Marketable securities	2,515,018	2,419,735
Accounts and notes receivable , net	452,735	429,424
Inventories, net	230,191	215,995
Deferred tax assets , net	66,132	65,071
Other current assets	202,376	154,333
Total current assets	4,709,957	4,214,976

Property, Plant and Equipment
Computer and broadcast equipment	727,454	686,899
Buildings and leasehold improvements	155,080	155,212
Furniture and other equipment	157,922	154,378
Land	21,116	21,172
Projects in progress	59,312	30,962
	1,120,884	1,048,623
Less accumulated depreciation and amortization	(640,159)	(575,446)
Total property, plant and equipment, net	480,725	473,177

Goodwill	11,429,327	11,273,635
Intangible assets, net	2,469,890	2,513,889
Long-term investments	1,451,719	1,426,502
Preferred interest exchangeable for common stock	1,428,530	1,428,530
Cable distribution fees, net	108,990	128,971
Notes receivable and advances, net of current portion	9,238	14,507
Deferred charges and other	75,409	93,928
Non-current assets of discontinued operations	340	340
TOTAL ASSETS	$22,164,125	$21,568,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations	$5,843	$2,850
Accounts payable, trade	815,130	687,977
Accounts payable, client accounts	206,301	142,002
Cable distribution fees payable	34,346	39,142
Deferred merchant bookings	601,768	218,822
Deferred revenue	103,687	180,229
Income tax payable	178,078	96,817
Other accrued liabilities	471,975	494,280
Current liabilities of discontinued operations	10,584	16,062
Total current liabilities	2,427,712	1,878,181

Long term obligations, net of current maturities	1,105,844	1,120,097
Other long-term liabilities	88,664	67,981
Deferred income taxes	2,419,680	2,446,394
Common stock exchangeable for preferred interest	1,428,530	1,428,530
Minority interest	237,230	211,687

SHAREHOLDERS’ EQUITY
Preferred stock	131	131
Common stock	6,869	6,305
Class B convertible common stock	646	646
Additional paid-in capital and unearned compensation	13,847,209	13,634,926
Retained earnings	2,385,149	2,276,952
Accumulated other comprehensive income	6,679	36,896
Treasury stock	(1,785,220)	(1,535,273)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	14,456,465	14,415,585
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,164,125	$21,568,455

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Earnings (loss) from continuing operations	$135,354	$(44,230)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	245,231	191,573
Amortization of non-cash distribution and marketing	11,072	23,215
Amortization of non-cash compensation expense	124,310	24,642
Amortization of cable distribution fees	35,792	31,930
Amortization of deferred financing costs	161	1,076
Deferred income taxes	(60,309)	(34,524)
Loss on retirement of bonds	—	2,502
Gain on sale of investments	—	(3,106)
Equity in (income) losses of unconsolidated subsidiaries, including VUE	(20,319)	237,770
Non-cash interest income	(24,518)	(17,699)
Minority interest	4,267	54,142
Increase in cable distribution fees	(14,750)	(14,983)
Changes in current assets and liabilities:
Accounts receivable	12,198	(24,639)
Inventories	(19,699)	7,517
Prepaid and other assets	(50,998)	(8,047)
Accounts payable and accrued liabilities	219,448	227,510
Deferred revenue	19,365	96,733
Deferred merchant bookings	295,429	181,788
Funds collected by Ticketmaster on behalf of clients, net	50,159	23,666
Other, net	13,199	(18,096)
Net Cash Provided By Operating Activities	975,392	938,740
Cash flows from investing activities:
Acquisitions and deal costs, net of cash acquired	(286,928)	(394,150)
Capital expenditures	(100,484)	(86,978)
Purchases of marketable securities	(2,180,134)	(3,805,654)
Proceeds from sale of marketable securities	2,084,851	2,152,962
Increase in long-term investments and notes receivable	21,818	(15,710)
Other, net	1,505	4,456
Net Cash Used in Investing Activities	(459,372)	(2,145,074)
Cash flows from financing activities:
Principal payments on long-term obligations	(729)	(26,627)
Purchase of treasury stock by IAC and subsidiaries	(249,463)	(177,665)
Repurchase of bonds	—	(35,809)
Purchase of Vivendi warrants	—	(407,398)
Proceeds from sale of subsidiary stock, including stock options	—	44,697
Proceeds from issuance of common stock, including stock options	65,949	1,270,409
Preferred dividend	(6,526)	(6,528)
Other, net	4,102	(635)
Net Cash (Used In) Provided By Financing Activities	(186,667)	660,444
Net Cash Used In Discontinued Operations	(11,430)	(80,227)
Effect of exchange rate changes on cash and cash equivalents	(5,246)	12,648
Net Increase (Decrease) In Cash and Cash Equivalents	312,677	(613,469)
Cash and cash equivalents at beginning of period	899,062	1,998,114
Cash And Cash Equivalents at End of Period	$1,211,739	$1,384,645

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities (warrants, convertible preferred, and options), including securities initially issued by its former public subsidiaries which have been converted to IAC securities.  The table below details these securities as well as potential dilution at various stock prices (amounts in millions, except average strike/conversion price):

	Shares	Avg. Strike / Conversion	As of 7/26/04	Dilution at:
Average Share Price			$27.89	$30.00	$35.00	$40.00	$45.00

Absolute Shares as of 7/26/04	695.7		695.7	695.7	695.7	695.7	695.7

RSUs	8.4		8.4	8.4	8.4	8.4	8.4
Options	87.3	$11.51	32.5	34.0	36.7	38.8	40.4
Warrants	76.5	$25.79	10.8	13.3	18.8	25.4	30.5
Convertible Preferred	19.4	$33.75	0.0	0.0	19.4	20.2	20.8
		(initial)
Total Treasury Method Dilution			51.8	55.7	83.4	92.9	100.2
% Dilution			6.9%	7.4%	10.7%	11.8%	12.6%
Total Treasury Method Diluted Shares Outstanding			747.4	751.4	779.1	788.5	795.9

IAC has outstanding approximately 8.4 million shares of restricted stock and restricted stock units (“RSUs”) which vest principally over a period of one to five years, including 4.5 million issued in 2004.

IAC repurchased 8.1 million shares at an average price of $30.47 during Q2.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2004, IAC had $3.8 billion in cash and marketable securities.  This includes $166.8 million in net funds collected on behalf of clients by Ticketmaster and $721.6 million in combined deferred merchant bookings and deferred revenue at IAC Travel.

As of June 30, 2004, IAC had long-term debt of $1.1 billion, consisting mainly of 6.75% Senior Notes due 2005 and 7.00% Senior Notes due 2013.  This does not include IAC’s convertible preferred stock with a balance sheet carrying value based on the par value of $0.01 per share and a face value of $656 million.  The convertible preferred is initially convertible at $33.75 (subject to downward adjustment if the price of IAC common stock is more than $35.10 at the time of conversion).

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS – Q2 AND YTD

(unaudited; in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Diluted earnings (loss) per share (a)	$0.09	$0.16	$0.14	$(0.04)
GAAP diluted weighted average shares outstanding	750,622	567,469	751,395	516,330

Net income	$69,934	$92,930	$108,197	$(17,130)
Amortization of non-cash distribution and marketing	4,733	12,726	11,072	23,215
Amortization of non-cash compensation	55,342	14,431	124,310	24,642
Amortization of intangibles	79,931	55,558	159,648	107,714
Merger costs (b)	—	8,429	—	10,525
Discontinued operations, net of tax (c)	18,368	(38,265)	20,631	(33,628)
Equity (income) loss from 5.44% common interest in VUE (d)	(11,038)	(4,258)	(10,686)	239,018
Impact of pro forma adjustments, income taxes and minority interest (e)	(46,336)	(3,783)	(104,069)	(101,988)
Add back of preferred dividend	3,262	3,264	6,526	6,528

Adjusted Net Income	$174,196	$141,032	$315,629	$258,896

Adjusted EPS weighted average shares outstanding	776,534	766,082	777,031	746,497

Adjusted EPS	$0.22	$0.18	$0.41	$0.35

GAAP Basic weighted average shares outstanding	698,564	535,263	698,032	516,330
Options, warrants and restricted stock, treasury method	52,058	32,206	53,363	—
Conversion of preferred shares to common (if applicable)	—	—	—	—
GAAP Diluted weighted average shares outstanding	750,622	567,469	751,395	516,330

Pro forma adjustments	—	175,362	—	180,294
Options, warrants and RS, treasury method not included in diluted shares above	—	—	—	27,338
Expedia convertible preferred; add’l restricted shares for adjusted EPS	25,912	23,251	25,636	22,535
Adjusted EPS shares outstanding (f)	776,534	766,082	777,031	746,497

IAC RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW

(unaudited; in millions)

	Six Months Ended June 30,
	2004	2003
Net Cash Provided by Operating Activities	$975.4	$938.7
Capital expenditures	(100.5)	(87.0)
Tax distributions from VUE	4.6	1.4
Preferred dividend paid	(6.5)	(6.5)
Free Cash Flow	$873.0	$846.7

$313.8 million of working capital was attributable to increased deferred merchant bookings and deferred revenue at IAC Travel, versus $274.3 million in the prior year.  Ticketmaster client cash contributed $50.2 million to the change in working capital in the current period as a result of unexpected timing of certain payments which the company does not expect to recur.

IAC RECONCILIATION OF OPERATING INCOME TO OPERATING INCOME BEFORE AMORTIZATION - 2004 OUTLOOK

(unaudited; in millions)

2004 Outlook
Operating Income Before Amortization	$1,000
Less: Amortization	(570)
Operating income	$430

We currently expect Operating Income Before Amortization of approximately $1 billion for the full year 2004.

Please see pages 15 and 16 for footnotes and definitions of non-GAAP measures.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP – Q2 AND YTD

(unaudited; $ in millions; rounding differences may occur)

	Q2		YTD Q2
	2004	2003	2004	2003
Revenue
IAC Travel	$555.5	$653.4	$1,049.5	$1,198.5
Electronic Retailing:
HSN U.S.	438.2	404.4	906.0	819.3
HSN International	108.0	122.8	228.2	238.0
Total Electronic Retailing	546.2	527.1	1,134.2	1,057.4
Ticketing	195.1	187.5	397.4	382.6
Personals	48.5	48.2	97.3	89.1
IAC Local and Media Services	51.5	45.2	83.6	53.6
Financial Services and Real Estate	44.6	—	84.3	—
Teleservices	72.5	69.5	144.3	140.3
Intersegment Elimination	(12.8)	(4.4)	(18.7)	(8.2)
Total Revenue	$1,501.2	$1,526.5	$2,971.9	$2,913.2

Operating Income Before Amortization
IAC Travel	$170.6	$132.5	$298.1	$236.2
Electronic Retailing:
HSN U.S. (g)	41.6	39.8	83.2	70.5
HSN International	5.0	6.8	9.8	21.8
Total Electronic Retailing	46.6	46.6	92.9	92.2
Ticketing	46.7	36.1	93.5	77.6
Personals	9.5	10.2	15.9	12.9
IAC Local and Media Services	(12.0)	(4.3)	(25.6)	(11.1)
Financial Services and Real Estate	5.6	—	8.7	—
Teleservices	4.2	1.7	7.4	3.6
Interactive Development	(1.8)	(1.2)	(2.8)	(2.2)
Corporate expense and other adjustments	(19.3)	(18.2)	(40.9)	(31.5)
Intersegment Elimination	—	(0.5)	0.4	(0.8)
Total Operating Income Before Amortization	$250.1	$202.9	$447.7	$376.8

Amortization and merger costs (b)
IAC Travel	$41.2	$43.8	$84.1	$77.6
Electronic Retailing:
HSN U.S.	13.2	12.2	26.5	24.3
HSN International	0.3	0.3	0.7	0.7
Total Electronic Retailing	13.6	12.5	27.1	25.0
Ticketing	6.2	7.9	12.4	15.0
Personals	1.7	2.6	5.2	4.7
IAC Local and Media Services	15.8	14.9	30.0	27.5
Financial Services and Real Estate	6.8	—	13.4	—
Teleservices	—	—	—	—
Interactive Development	0.3	1.1	0.3	2.1
Corporate expense and other adjustments	54.4	8.4	122.5	14.2
Intersegment Elimination	—	—	—	—
Total amortization and merger costs	$140.0	$91.1	$295.0	$166.1

Operating income
IAC Travel	$129.3	$88.7	$214.0	$158.6
Electronic Retailing:
HSN U.S. (g)	28.3	27.7	56.7	46.1
HSN International	4.7	6.5	9.1	21.1
Total Electronic Retailing	33.0	34.1	65.8	67.2
Ticketing	40.5	28.2	81.1	62.6
Personals	7.8	7.6	10.7	8.2
IAC Local and Media Services	(27.8)	(19.2)	(55.6)	(38.6)
Financial Services and Real Estate	(1.2)	—	(4.7)	—
Teleservices	4.2	1.7	7.4	3.6
Interactive Development	(2.1)	(2.2)	(3.1)	(4.4)
Corporate expense and other adjustments	(73.7)	(26.6)	(163.4)	(45.7)
Intersegment Elimination	—	(0.5)	0.4	(0.8)
Total operating income	$110.1	$111.8	$152.7	$210.8

Other income, net	43.8	26.3	75.7	(203.3)
Earnings from cont. operations before income taxes and min. int.	154.0	138.0	228.4	7.4
Income tax (expense) benefit	(59.5)	(51.7)	(88.7)	2.5
Minority interest	(2.9)	(28.4)	(4.3)	(54.1)
Earnings (loss) from continuing operations	91.6	57.9	135.4	(44.2)
Discontinued operations, net of tax	(18.4)	38.3	(20.6)	33.6
Earnings (loss) before preferred dividend	73.2	96.2	114.7	(10.6)
Preferred dividend	(3.3)	(3.3)	(6.5)	(6.5)
Net income (loss) available to common shareholders	$69.9	$92.9	$108.2	$(17.1)

Supplemental: Depreciation
IAC Travel	$10.1	$9.6	$20.1	$19.1
Electronic Retailing:
HSN U.S. (g)	10.2	11.2	20.4	23.0
HSN International	2.9	2.8	5.8	5.5
Total Electronic Retailing	13.1	14.0	26.2	28.5
Ticketing	7.7	7.3	15.0	15.0
Personals	3.3	2.9	6.6	5.0
IAC Local and Media Services	2.0	1.1	3.8	2.2
Financial Services and Real Estate	0.9	N/A	1.8	N/A
Teleservices	4.6	5.6	9.4	11.1
Corporate expense and other adjustments	1.3	1.1	2.6	3.0
Total depreciation	$43.1	$41.7	$85.6	$83.9

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

FOOTNOTES

(a)    Diluted net income for GAAP EPS purposes was impacted by dilutive securities of subsidiaries of $3.1 million for the three months ended June 30, 2003 and $5.1 million for the six months ended June 30, 2003.   The amount represents dilutive options and warrants held by minority interests of Expedia, Hotels.com and Ticketmaster in excess of basic shares held by minority interests, which were assumed by IAC in the buy-ins.

(b)   Merger costs incurred by Expedia, Hotels.com and Ticketmaster in 2003 for investment banking, legal and accounting fees were related directly to the mergers and are treated as non-recurring for calculating Operating Income Before Amortization and Adjusted Net Income.  These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia, Hotels.com and Ticketmaster were considered the targets in the transaction for accounting purposes.  These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002.  The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002.  Given these factors, IAC believes it is appropriate to consider these costs as one-time.  Operating Income before Amortization by segment is presented before one-time items.

(c)    Discontinued operations in Q2 2003 included a $37 million tax benefit related to the shut-down of Styleclick.

(d)   Q1 2003, IAC took a charge of $245 million pretax and $149 million after-tax, or $0.29 per diluted share, in connection with VUE’s $4.5 billion impairment charge of which IAC recorded its 5.44% proportionate interest.

(e)    Pro forma adjustments represent the impact of the merger with Ticketmaster, which closed January 17, 2003, the merger with Hotels.com, which closed June 23, 2003, and the merger with Expedia, which closed August 8, 2003.  Also included is the impact of these transactions on shares outstanding.

(f)      For Adjusted EPS purposes, the impact of RSUs is based on the weighted average amount of RSUs outstanding, as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

(g)   As noted in previous filings, the majority of the USAB stations sold to Univision were located in the largest markets in the country and aired HSN on a 24-hour basis.   As of January 2002, HSN switched its distribution in these markets directly to cable carriage.  As a result, HSN incurred incremental costs to obtain carriage lost in the disengagement markets and conduct marketing activities to inform viewers of new channel positioning for the HSN service.  Higher incremental costs were incurred in 2002, so disengagement costs were presented separately from HSN results when comparing 2003 results to 2002.  Comparable costs are expected to be incurred in 2004 in relation to 2003, and HSN’s results are presented including disengagement costs in each period.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

DEFINITIONS OF NON-GAAP MEASURES

Operating Income Before Amortization is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses.  Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s income statement of certain expenses, including non-cash compensation associated with IAC’s employees, non-cash payments to partners, and acquisition-related accounting.

Adjusted Net Income generally captures all income statement items that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC’s 5.44% interest in VUE, (5) one-time items, net of related tax and minority interest and (6) discontinued operations, net of tax.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock/share units (“RSU”) in shares outstanding for Adjusted EPS.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, including preferred dividends paid by VUE, less capital expenditures, investments to fund HSN International unconsolidated operations and preferred dividends paid by IAC.  In addition, Free Cash Flow includes tax distributions on the VUE common and preferred interests upon receipt of the distributions by IAC.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational.

Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account treasury stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

We endeavor to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.

Conference Call

IAC will audiocast its conference call with investors and analysts discussing the company’s second quarter financial results and certain forward-looking information on Tuesday, August 3, 2004, at 5:00 p.m. Eastern Time (ET).  The live audiocast is open to the public at www.iac.com/investor_relations.

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT

Additional Information And Where To Find It

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, the ability to expand our reach into international markets, and certain other additional factors described in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on IAC’s future results, performance or achievements.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.

IAC is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About IAC/InterActiveCorp

IAC/InterActiveCorp (NASDAQ: IACI) operates leading and diversified businesses in sectors being transformed by the internet, online and offline. . .our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world.

IAC consists of IAC Travel, which includes Expedia, Hotels.com, Hotwire, Interval International, and TV Travel Shop; HSN; Ticketmaster, which oversees ReserveAmerica; Match.com; LendingTree; Precision Response Corporation; IAC Local and Media Services, which includes Citysearch, Evite, Entertainment Publications and TripAdvisor; and IAC Interactive Development which includes ZeroDegrees.   IAC has entered into an agreement to acquire ServiceMagic, which is expected to close during the third quarter of 2004, subject to customary regulatory approvals.

Contact Us

IAC Investor Relations

Roger Clark / Lauren Porat

(212) 314-7400

IAC Corporate Communications

Deborah Roth / Andrea Riggs

(212) 314-7254 / 7280

IAC/InterActiveCorp

152 West 57th Street, 42nd Floor New York, NY 10019  212.314.7300 Fax 212.314.7309  www.iac.com

SEE IMPORTANT NOTES AT THE END OF THIS DOCUMENT